Exhibit 15.1
Washington Trust Bancorp, Inc.
Westerly, Rhode Island

Ladies and Gentlemen:

S-3 Registration Statement

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference of our report dated April 20, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

KPMG, LLP
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KPMG, LLP
Providence, Rhode Island
July 28, 2000